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                                                                    Exhibit 10.6



                           EXECUTIVE OFFICER AGREEMENT



                  AGREEMENT ("Agreement") made this 18th of June, 1998, between Tropicana Products, Inc. (the "Company") and John T. Stofko (the "Executive").

                  Executive is the Senior Vice President Chief Financial Officer of the Company and has important management responsibilities and talents which benefit the Company. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company. The Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with an employment agreement and with fair and reasonable protection from the risks of termination under certain circumstances. Accordingly, the Company and Executive agree as follows:

                  1. Defined Terms.

                  Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings set forth in Schedule A.

                  2. Effective Date; Term of Agreement.

                  This Agreement shall be effective as of the date first set forth above (the "Effective Date") and shall remain in effect for three years.

                  3. Compensation and Benefits of Executive.

                  Subject to any increases authorized by the Board, Executive shall be entitled to the following during the Term of this Agreement:

                  (a) A Base Salary of $257,088, which may be increased at the discretion of the Board;

                  (b) An Annual Target Bonus opportunity of sixty percent (60%) of Base Salary; and
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                  (c)      Participation in all other plans generally available
                           to executives of the Company (including, but not limited to, retirement plans, welfare benefit plans, stock incentive plans, deferred compensation plans, Benefit Equalization Plan, vacation, and other perquisites) on a basis no less favorable than is generally afforded to other executives.

                  4. Severance Benefits.

                  If Executive's employment with the Company is terminated at any time during the Term by the Company without Cause or by Executive due to Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), and provided that the Executive is and remains in full compliance with his obligations in Section 9 hereof, then Executive shall be entitled to the benefits provided in this Section 4.

                  (a) Salary and Bonus. A cash payment equal to two times the sum of:

                           (i)      Executive's Base Salary; and

                           (ii)     Executive's Annual Target Bonus.

payable monthly over 24 months, beginning with the calendar month following the Termination Date.

                  (b) Pro-Rata Annual Target Bonus. Within a reasonable time after the Termination Date, the Company shall pay Executive a lump sum amount, in cash, equal to Executive's Annual Target Bonus, multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the calendar year in which the Termination Date occurs and the denominator of which shall equal 365.

                  (c) Deferred Compensation Plan Payment. The Company shall pay Executive all amounts previously deferred under the Company's deferred compensation plan (or any successor plan(s)) but not yet paid, in such form as elected by Executive under such plan(s).

                  (d) Continued Welfare Benefits. For two years following the Termination Date, the Company shall provide Executive with medical, dental, and life insurance benefits at the level provided to its executives from time to time ("Welfare Benefits"); provided, however, that if Executive becomes employed by a new employer, Executive's coverage under the applicable Company plans shall continue, but Executive's coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new
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employer; and, provided, further, that Executive shall continue to make all employee premiums or contributions required to be made under the applicable Company plans.

                  (e) Pension Plan. Upon Termination, Executive will be deemed 100% vested in Executive's then accrued benefit in any Company defined benefit pension plans, other than the Benefits Equalization Plan or any successor or replacement plan thereto.

                  (f) Outplacement Counseling. For the one year period following the Termination Date, the Company shall reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive, up to 35% of Executive's Base Salary.

                  (g) Payment of Accrued But Unpaid Amounts. After the Termination Date, the Company shall pay Executive earned but unpaid compensation, not described above, including, without limitation, any unpaid portion of Executive's annual Bonus accrued with respect to the full fiscal year ended prior to the Termination Date, at the same time as it otherwise would have been paid.

                  (h) The foregoing amounts in this Section 4 shall be reduced by any amounts paid under the Company's Severance Pay Plan or any replacement plan.

                  5. Mitigation.

                  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. Except as expressly set forth in Section 4(d) and 4(g) hereof, no amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

                  6. Parachute Limitation.

                  Notwithstanding anything herein to the contrary, if any amount or distribution by the Company to or for the benefit of Executive (whether or not paid or distributed pursuant to the terms of this Agreement or otherwise) would subject Executive to an excise tax under Section 4999 of the Code (such excise tax, together with any interest and penalties thereon, hereinafter referred to as the "Excise Tax") on "excess parachute payments," as defined in
Section 280G of the Code, the amounts payable under Section 4 (and any other necessary amounts) shall be reduced by the smallest amount necessary to avoid the imposition of the Excise Tax.
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                  7. Termination for Cause.

                  Nothing in this Agreement shall be construed to prevent the Company from terminating Executive's employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Agreement, except for payments that are otherwise required to be paid under then-existing employee benefit plans, programs and arrangements of the Company.

                  8. Indemnification.

                  Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company's certificate of incorporation or by-laws, as they may be amended or restated from time to time, as are available to other officers of the Company.

                  9. Executive's Covenants.

                  (a) Confidential Information. During and after the period of the Executive's employment with the Company, Executive will regard and preserve as confidential all Proprietary Information (as hereinafter defined) pertaining to the business and affairs of the Company or any current or future affiliate thereof that will be obtained by Executive in the course of his employment, whether he has such information in his memory or in writing or in any other physical form, except (x) while employed by the Company in the business of and for the benefit of the Company, or (y) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with authority to order Executive to divulge, disclose or make accessible such Proprietary Information. Executive shall not without the prior written consent of the Company otherwise divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity, or use for his benefit or purposes, any Proprietary Information concerning the business or affairs of the Company. This obligation of confidentiality shall not extend, however, to information which:

                           (i) was known by Executive on a nonconfidential basis
                  prior to its receipt by Executive from the Company;

                           (ii) is now, or hereafter becomes, generally
                  available to the public through no fault of Executive; or

                           (iii) is rightfully provided to Executive without
                  restriction from a third party, which third party possessed such information without restriction.

                  (b) For purposes of this Agreement, Proprietary Information shall include any information relating to the business or the affairs of the Company that has not previously
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been publicly released by duly authorized representatives of the Company and shall include but not be limited to "insider" information about the Company that might be important to a reasonable investor who is deciding whether to buy, sell or hold securities, information encompassed in all drawings, designs, computer programs, strategic business plans, raw materials standards and specifications, product development materials, research, proposals, marketing or sales plans, manufacturing processes, storage and distribution processes, customer buying habits and histories, financial information, profit margins, costs, pricing information, business contact information, customer information, employee information, such as employee lists, organization charts, personnel material, talent material, salary and bonus information, and any confidential work product developed by Executive or at his direction during the course of Executive's employment with the Company.

                  (c) Noncompetition. During the period of Executive's employment with the Company and for two years thereafter, Executive agrees that, without the prior written consent of the Company, Executive shall not, directly or indirectly, serve, or enter into a relationship with, a Competing Business, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, or act in any manner adversely to the interests of the Company. Nothing in this Section 9(c) shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

                  (d) Nonsolicitation. During the period of Executive's employment by the Company and for two years thereafter, Executive shall not, directly or indirectly, himself or through others, solicit, entice away, canvass, employ or hire or cause to be solicited, enticed away, canvassed, employed or hired any employee of the Company or any person employed by the Company during the preceding two years (the "Protected Employees"), nor shall Executive directly or indirectly, himself or through others, solicit, entice or induce any Protected Employee to terminate Executive's employment by, or contractual relationship with, the Company or authorize, approve or assist in the taking of any such actions by any other person.

                  (e) Injunctive Relief. Executive and the Company agree that the covenants in this Section 9 are reasonable under the circumstances, and further agree that if any court of competent jurisdiction finds that any of such covenants are not legally enforceable, such court shall excise or modify the offending provision or provisions of such covenants to the least degree required by law or equity and shall thereafter enforce such covenants as so excised or modified. Executive agrees that any breach of the covenants contained in this
Section 9 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.
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                  (f) Executive will inform any subsequent employer of his
obligations under this Section 9 of the Agreement.

                  10. Disputes.

                  Except with respect to any disputes or controversies arising under Section 9 of this Agreement which shall be settled exclusively in a court of competent jurisdiction, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the state of the Company's headquarters, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

                  11. Assignment.

                  Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 11 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

                  12. Withholding.

                  The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

                  13. Applicable Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein, without giving effect to the principles of choice of law thereof.

                  14. Entire Agreement.

                  This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning subject
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matter hereof between the Company and Executive. This Agreement may be changed only by a written agreement executed by the Company and Executive.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                       TROPICANA PRODUCTS, INC.



                                       By: /s/ Ellen R. Marram
                                          -------------------------------------






Accepted:



/s/ John T. Stofko
-----------------------------
Executive

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                                   SCHEDULE A

                                   DEFINITIONS


                  As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

                  "Agreement" shall have the meaning ascribed to such term in
Section 2 of this Agreement.

                  "Annual Target Bonus" means an amount equal to the percentage of Base Salary set forth in Section 3(b) hereof.

                  "Base Salary" means Executive's annual rate of base salary (disregarding any reduction in such rate that constitutes Good Reason) in effect on the Effective Date, as it may be increased from time to time.

                  "Board" means the Board of Directors of the Company.

                  "Bonus" means all amounts payable to Executive under the Company's annual incentive plan (and any successor plans(s)) for the calendar year in which a Termination Date occurs.

                  "Cause" means the following:

                  (1) Executive's refusal to follow written, lawful directions or Executive's material failure to perform Executive's duties, which refusal or failure has not been cured by Executive within ten business days following written notice thereof from the Company;

                  (2) Executive's material failure to comply with the Policies and Procedures for Worldwide Business Conduct; or

                  (3) Executive's engaging in conduct which is unlawful to the detriment of the Company or any of its affiliates.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Competing Business" means any of the following:

                  (1) any business relating to the manufacture, distribution or sale of juice and/or juice beverage products, worldwide; or
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                  (2)      any business which is the same as or similar to any
                           other business in which the Company is engaged on the date of a termination of employment, within the same geographic area in which the Company is engaged in such other business.

                  "Effective Date" shall have the meaning ascribed to such term in Section 2 of this Agreement.

                  "Executive" shall have the meaning ascribed to such term in the recitals of this Agreement.

                  "Good Reason" means the occurrence of any of the following:

                  (1) A reduction in any of Executive's Base Salary or Target Bonus, from such salary or bonus existing immediately prior to the Effective Date, which reduction has not been cured by the Company within ten business days following written notice thereof; or

                  (2) A relocation, during the first two years of the Term of this Agreement, of Executive's primary place of business in excess of 50 miles from such place's current location (but excluding travel required by Executive's position); or

                  (3) A material breach of this Agreement by the Company.

                  "Term" means the period during which this Agreement is effective pursuant to Section 2 of this Agreement.

                  "Termination Date" shall have the meaning ascribed to such term in Section 4 of this Agreement.

                  "Welfare Benefits" shall have the meaning ascribed to such term in Section 4 of this Agreement.